                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         VIKING OFFICE PRODUCTS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                    [LOGO OF VIKING OFFICE PRODUCTS, INC.]
                         VIKING OFFICE PRODUCTS, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 14, 1996

To the Shareholders of Viking Office Products, Inc.:

  The Annual Meeting of Shareholders of Viking Office Products, Inc., a California corporation ("Viking"), will be held on Thursday, November 14, 1996 at 9:00 a.m., P.S.T., at Viking's executive offices, 879 West 190th Street, 10th Floor, Gardena, California 90248, for the following purposes:

  (1) To elect a Board of Directors;

  (2) To consider and act upon a proposal to adopt the President's Performance Based Bonus Plan;

  (3) To consider and act upon a proposal to ratify the selection of auditors;
and

  (4) To transact any other business which may properly come before the meeting.

  Only shareholders of record at the close of business on September 20, 1996, are entitled to notice of and to vote at the meeting and any adjournments thereof.

  All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The giving of your proxy will not affect your right to vote in person should you later decide to attend the meeting.

                                          By Order of the Board of Directors

                                          /s/ Stephen R. Kroll

                                              Stephen R. Kroll,
                                              Secretary
Gardena, California
October 3, 1996

                         VIKING OFFICE PRODUCTS, INC.
                        879 W. 190TH STREET, 10TH FLOOR
                           GARDENA, CALIFORNIA 90248
                                (310) 225-4500

                                PROXY STATEMENT

                                OCTOBER 3, 1996

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Viking Office Products, Inc. ("Viking"), for the Annual Meeting of Shareholders to be held on November 14, 1996, and any postponements or adjournments thereof. This Proxy Statement and the accompanying Notice of Annual Meeting and form of proxy were first mailed to shareholders on or about October 3, 1996.

  The execution and return of the enclosed proxy will not in any way affect a shareholder's right to attend the Annual Meeting in person. Any shareholder giving a proxy may revoke it before it is voted by notifying the Secretary of Viking in writing before or at the meeting, by providing a proxy bearing a later date or by attending the meeting and expressing a desire to vote in person. Your cooperation in promptly returning the enclosed proxy will reduce Viking's expenses and enable its management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.

  Only shareholders of record at the close of business on September 20, 1996, are entitled to receive notice of and to vote at the meeting. On that date, Viking had outstanding 83,214,456 shares of Common Stock, each of which is entitled to one vote at the meeting. Directors are elected by a plurality of the votes cast, and the affirmative vote of a majority of the shares present or represented by proxy at the meeting is required for approval of all other matters being submitted to the shareholders for their consideration.

  The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the shareholders and have the same legal effect as a vote against a particular proposal. Broker non-votes are not taken into account for purposes of determining whether a proposal has been approved by the requisite shareholder vote.

  All proxies will be voted as directed by the shareholder on the proxy card. IF NO CHOICE IS SPECIFIED, PROXIES WILL BE VOTED "FOR" THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS, "FOR" THE PRESIDENT'S PERFORMANCE BASED BONUS PLAN AND "FOR" THE RATIFICATION OF THE SELECTION OF AUDITORS.

  If any other matters are properly presented at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place for the purpose of soliciting additional proxies, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on those matters in accordance with their best judgment, subject to direction by the Board of Directors, to the same extent as the person signing the proxy. It currently is not anticipated that any other matters will be raised at the Annual Meeting.

  The cost of preparing, printing and mailing the Proxy Statement, the Notice and the enclosed form of proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by Viking. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers and other regular employees of Viking, but no additional compensation will be paid to such individuals on account of such activities. Viking will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

                             ELECTION OF DIRECTORS

NOMINEES AND VOTING

  Six directors are to be elected at the Annual Meeting. All directors hold office until the next Annual Meeting and until their respective successors are elected and qualified. The Board of Directors has nominated for election as directors the six persons named below, all of whom are incumbent directors, except Mr. Nelson, who is Viking's President and Chief Operating Officer. All of these nominees have indicated that they are able and willing to serve as directors.

  Based on the number of holders of Viking's outstanding Common Stock on September 20, 1996, the record date for the Annual Meeting, Viking meets the requirements for a listed corporation within the meaning of the California Corporations Code. As a result, in accordance with the provisions of Viking's bylaws, shareholders do not have cumulative voting rights in connection with the election of directors. Instead, each share of Common Stock is entitled to one vote for each director to be elected.

  The Board of Directors recommends that the shareholders vote "FOR" the election of its nominees. Unless otherwise instructed, the persons named in the enclosed proxy intend to vote the shares of Common Stock represented by the proxies in favor of the election of these nominees. If for any reason any of these nominees will be unable to serve, the persons named in the enclosed proxy will vote instead for such other person or persons as the Board of Directors may recommend.

  The following table sets forth certain information as of September 20, 1996 with respect to the Board's nominees:

                                                                        DIRECTOR
      NAME OF NOMINEE                                               AGE  SINCE
      ---------------                                               --- --------
      Irwin Helford................................................  62   1985
      M. Bruce Nelson..............................................  51
      Lee A. Ault III..............................................  60   1992
      Neil R. Austrian.............................................  56   1988
      Charles P. Durkin, Jr........................................  58   1992
      Joan D. Manley...............................................  64   1989

BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS

  Irwin Helford served as President since joining Viking in January 1984 until January 1996 and also has served as Chairman of the Board and Chief Executive Officer since September 1988.

  M. Bruce Nelson joined Viking in January 1995 as Executive Vice President and was elected Chief Operating Officer in July 1995 and President in January 1996. From 1990 until July 1994, Mr. Nelson was President and Chief Executive Officer of BT Office Products USA. Mr. Nelson had previously worked for over 22 years at Boise Cascade Office Products in a number of executive positions.

  Lee A. Ault III served as the Chief Executive Officer of Telecredit, Inc., a payment services company, from November 1968 until January 1992. Mr. Ault also was President of Telecredit, Inc., from 1968 until 1983 and Chairman of the Board from 1983 until January 1992. Since January 1991, Mr. Ault has served as a director of Equifax Inc., a New York Stock Exchange listed company and the parent company of Telecredit, Inc. Mr. Ault also serves as a director of Alex. Brown Incorporated and Sunrise Medical Inc.

  Neil R. Austrian has served as President and Chief Operating Officer of the National Football League since April 1991. He was a Managing Director of Dillon, Read & Co. Inc. ("Dillon Read") from October 1987 to March 1991. Mr. Austrian also serves as a director of Alex. Brown Incorporated and Refac Technology Development.

  Charles P. Durkin, Jr., is a Managing Director of Dillon Read and has been employed by that firm in various capacities since 1966. Mr. Durkin also serves as a director of Big River Minerals, Hi-Lo Automotive Corporation, Inc., and CapMAC Holdings Inc.

  Joan D. Manley retired in 1984 after serving six years as a Group Vice President and a director of Time Incorporated. Ms. Manley also serves as a director of Sara Lee Corporation, Aon Corporation, Scholastic, Inc., and BFP Holdings Inc.

  No family relationships exist between any of the directors or officers of Viking.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  Viking maintains an Audit Committee whose current members are Messrs. Ault, Austrian and Durkin and Ms. Manley. The Audit Committee approves the selection and engagement of independent accountants and reviews with them the plan and scope of their audit for each year, the results of such audit when completed and their fees for services performed. The Audit Committee also assists and makes recommendations to the Board of Directors in fulfilling the Board's responsibilities relating to Viking's accounting, financial reporting and internal auditing policies and practices. The Audit Committee met twice during fiscal 1996.

  Viking maintains a Compensation Committee whose current members are Messrs. Ault, Austrian and Durkin and Ms. Manley. The Compensation Committee approves the compensation of the officers of Viking, formulates and reviews significant compensation policies and decisions and administers Viking's employee benefit plans. The Compensation Committee met four times during fiscal 1996.

  Viking's Board of Directors met four times during fiscal 1996. Each director attended at least 75% all of the meetings of the Board of Directors and of any committees on which he or she served. Viking does not maintain a nominating committee.

COMPENSATION OF DIRECTORS

  During calendar 1996, directors who were not employees of Viking or affiliated with Dillon Read were paid an annual retainer of $8,000 plus $4,000 for each Board meeting attended. The same compensation arrangements are expected to apply in calendar 1997. All directors are reimbursed for their travel expenses incurred in attending Board or committee meetings.

  Pursuant to the provisions of the Viking Office Products, Inc. 1992 Directors' Stock Option Plan, as amended (the "Directors' Plan"), each new non-employee director, on the date of his or her election to the Board of Directors (whether elected by the shareholders or the Board of Directors), and each director who was an employee of Viking and later ceases to be an employee, on the first date that such director is not an employee and is re-elected as a director, automatically will be granted a stock option to purchase 40,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, each time a non-employee director has served on the Board for a period of five consecutive years, such director automatically will be granted a stock option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Accordingly, on September 25, 1995, Ms. Manley and Mr. Austrian were each automatically granted a stock option to purchase 20,000 shares of Common Stock at an exercise price of $19.72, the fair market value of the Common Stock on the date of grant.

  As part of its overall program to promote charitable giving, Viking is establishing a directors' charitable award program which will be funded by life insurance policies on each of the directors. Under the program, directors, including employee and non-employee directors, who have served at least five years as a director of Viking, will be eligible to recommend up to five charitable organizations that would share in a $1 million contribution to be made by Viking, with $100,000 paid out upon the director's retirement and the remaining $900,000 paid out in nine equal annual installments commencing after the death of the director. Viking's payment of the contributions will ultimately be recovered from the proceeds of life insurance policies which will be maintained by Viking for this purpose. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to Viking. The overall program will not result in a material cost to Viking.

                           OWNERSHIP OF COMMON STOCK

  The following table sets forth information with respect to the beneficial ownership of Viking Common Stock as of September 20, 1996 by (i) each person who is known by Viking to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock, (ii) each continuing director of Viking,
(iii) the executive officers named in the Summary Compensation Table below, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the entities and persons named in the table has sole voting and investment power with respect to all shares of Common Stock beneficially owned by it, him or her.

                                                        SHARES BENEFICIALLY
                                                              OWNED(1)
                                                     --------------------------
    NAME AND ADDRESS                                  NUMBER   PERCENT OF CLASS
    ----------------                                 --------- ----------------
Putnam Investments, Inc............................. 9,006,326      10.82%
 One Post Office Square
 Boston, Massachusetts 02109
Irwin Helford(2).................................... 3,892,638       4.68%
 879 W. 190th Street, 10th Floor
 Gardena, California 90248
Mark Muir(2)........................................   374,612          *
Mark R. Brown(2)....................................   372,252          *
Neil R. Austrian....................................   142,848          *
Charles P. Durkin, Jr...............................   124,368          *
Joan D. Manley......................................   108,000          *
Lee A. Ault III.....................................    40,800          *
Ronald W. Weissman(3)...............................    25,738          *
M. Bruce Nelson.....................................    24,040          *
All directors and executive officers as a group (13
persons)(4)......................................... 6,022,722       7.14%

--------
*   Indicates ownership of less than one percent.
(1) Includes shares which may be purchased upon the exercise of options which are exercisable as of September 20, 1996, or become exercisable within 60 days thereafter, for the following: Mr. Helford--32,000 shares; Mr. Muir-- 153,632 shares; Mr. Brown--265,600 shares; Mr. Austrian--44,000 shares; Ms. Manley--44,000 shares; Mr. Ault--32,000 shares; Mr. Weissman--4,480 shares; Mr. Nelson--24,000 shares; and all directors and executive officers as a group--1,128,512 shares.
(2) Includes 100,000 shares issued under the Long-Term Stock Incentive Plan (the "Incentive Plan") which are subject to transfer restrictions and to forfeiture until June 30, 2007.
(3) Includes 20,000 shares issued under the Incentive Plan which are subject to transfer restrictions and to forfeiture until June 30, 2007.
(4) Includes 620,000 shares issued under the Incentive Plan which are subject to transfer restrictions and to forfeiture until June 30, 2007.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following tables summarizes all compensation paid to Viking's Chief Executive Officer and to each of the other four most highly paid executive officers for services rendered in all capacities to Viking and its subsidiaries for the fiscal years ended June 28, 1996, June 30, 1995 and June 24, 1994.

                                     ANNUAL            LONG TERM COMPENSATION
                                  COMPENSATION               AWARDS(1)
                                -----------------    ----------------------------
                                                     SECURITIES
          NAME AND                                   UNDERLYING      ALL OTHER
     PRINCIPAL POSITION    YEAR  SALARY   BONUS      OPTIONS(#)   COMPENSATION(2)
     ------------------    ---- -------- --------    ----------   ---------------
   Irwin Helford           1996 $700,000 $525,000(3)   37,407(3)     $346,117(4)
    Chairman of the Board  1995  600,000  633,333(3)   19,638(3)      356,577(4)
    and Chief Executive    1994  550,000  800,000     160,000          16,450
    Officer

   M. Bruce Nelson(5)      1996  400,000  295,000     250,000           8,209
    President and Chief    1995  161,538   70,000      40,000             --
    Operating Officer      1994      --       --          --              --

   Mark Muir               1996  222,000  155,000      53,600           9,874
    Vice President,        1995  185,000  131,000      20,000           8,751
    Marketing              1994  140,000   87,700      64,000          10,783

   Mark R. Brown           1996  230,000  130,000      53,600           8,607
    Vice President,        1995  195,000  138,000      20,000           8,751
    Information Systems    1994  170,000   93,500      40,000          12,849

   Ronald W. Weissman(5)   1996  220,000  120,000      51,440           9,034
    Vice President,        1995  161,443   84,500      20,000           8,751
    Logistics              1994      --       --          --              --

--------
(1) Stock-based compensation amounts have been adjusted for all years to reflect Viking's May 1994 and May 1996 two-for-one stock splits. The following number of restricted shares (and the value of such shares based on the closing price of the Common Stock on June 28, 1996) were held by the named executives as of June 28, 1996: Mr. Helford, 100,000 shares ($3,137,500); Mr. Nelson, 0 shares ($0); Mr. Muir, 100,000 shares
    ($3,137,500); Mr. Brown, 100,000 shares ($3,137,500); and Mr. Weissman, 0 shares ($0). Dividends are payable on such shares at the same rate as paid to all shareholders. Subject to the executive's continued employment with Viking, all restricted shares will vest in 2007.
(2) The amounts shown in the table for fiscal 1994 and 1995 consist of Viking's contributions to its Profit Sharing Plan for the named executives. For fiscal 1996, the amounts shown include Profit Sharing Plan contributions of $8,209 for the named executives and contributions by Viking to a defined contribution 401(k) plan of $2,250 for Mr. Helford, $1,665 for Mr. Muir, $398 for Mr. Brown and $825 for Mr. Weissman. For Mr. Helford, the amounts also include $3,330 paid in fiscal 1996, $3,038 paid in fiscal 1995 and $2,454 paid in fiscal 1994 in premiums for additional life insurance benefits payable to beneficiaries designated by him.
(3) Mr. Helford's bonus for fiscal 1995 and 1996 was determined pursuant to the Chief Executive Officer Performance Based Bonus Plan (the "CEO Bonus Plan"). Pursuant to the CEO Bonus Plan, one-fourth of the bonus payable to Mr. Helford for fiscal 1996 ($175,000), and one-third of the bonus payable to him for fiscal 1995 ($316,667), was paid by the issuance of stock options to purchase shares of Viking Common

    Stock under the Amended and Restated 1991 Nonstatutory Stock Option Plan (the "1991 Plan") with an exercise price of $1.25 per share. Accordingly, Mr. Helford was granted stock options to purchase an aggregate of 7,407 shares of Common Stock for fiscal 1996 and an aggregate of 19,368 shares of Common Stock for fiscal 1995. See "Compensation Committee Report on Executive Compensation--Compensation of Irwin Helford".
(4) In fiscal 1996 and 1995, Viking paid insurance premiums under a split dollar life insurance arrangement with a trust for named beneficiaries of Mr. Helford. At the death of Mr. Helford or, if certain assumptions as to life expectancy, policy dividends and other factors are realized, at the surrender of the policies, Viking will recover the full amount of premiums it paid. The amount in the table includes $332,328 for fiscal 1996 and $344,788 for fiscal 1995, which represents the present value of the benefit from premiums paid by Viking.
(5) Mr. Nelson joined Viking in January 1995, and Mr. Weissman joined Viking in August 1994.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information at June 28, 1996, and for the fiscal year then ended, with respect to stock options granted to the individuals named in the Summary Compensation Table.

                                       PERCENT                                POTENTIAL REALIZED VALUE OF
                         NUMBER OF     OF TOTAL                              ASSUMED ANNUAL RATES OF STOCK
                         SECURITIES   GRANTED TO EXERCISE  GRANT             PRICE APPRECIATION FOR OPTION
                         UNDERLYING   EMPLOYEES   PRICE    DATE                           TERM
                          OPTIONS     IN FISCAL    PER    MARKET  EXPIRATION ------------------------------
          NAME           GRANTED(1)    1996(2)   SHARE(3)  PRICE     DATE     0%(4)     5%(5)      10%(5)
          ----           ----------   ---------- -------- ------- ---------- -------- ---------- ----------
Irwin Helford...........   30,000        1.43%   $26.938  $26.938  04/11/06       --  $  508,260 $1,287,960
                            7,407(6)     0.35      1.250   24.875  07/15/06  $175,000    278,948    464,419
M. Bruce Nelson.........  100,000        4.77     17.375   17.375  07/13/05       --   1,092,500  2,769,500
                           20,000        0.95      1.000   17.375  07/13/05   327,500    546,000    881,400
                          100,000        4.77     20.938   20.938  01/10/06       --   1,317,200  3,337,200
                           30,000        1.43     26.938   26.938  04/11/96       --     508,260  1,287,960
Mark Muir...............   20,000        0.95     17.375   17.375  07/13/05       --     218,500    553,900
                            3,600        0.17      0.250   17.375  07/13/05    61,650    100,980    161,352
                           30,000        1.43     26.938   26.938  04/11/06       --     508,260  1,287,960
Mark R. Brown...........   20,000        0.95     17.375   17.375  07/13/05       --     218,500    553,900
                            3,600        0.17      0.250   17.375  07/13/05    61,650    100,980    161,352
                           30,000        1.43     26.938   26.938  04/11/06       --     508,260  1,287,960
Ronald W. Weissman......   20,000        0.95     17.375   17.375  07/13/05       --     218,500    553,900
                            1,440        0.07      0.250   17.375  07/13/05    24,660     40,392     64,541
                           30,000        1.43     26.938   26.938  04/11/06       --     508,260  1,287,960

--------
(1) Gives effect to Viking's May 1996 two-for-one stock split. All options have a ten-year term and are subject to vesting over a five-year period, with 20% of the options becoming exercisable on each successive anniversary of the date of grant. The vesting of the options will be accelerated upon a sale of substantially all of Viking's assets, the dissolution of Viking or upon a change in the controlling shareholder interest in Viking resulting from a tender offer, reorganization, merger or consolidation.
(2) Includes options to purchase 7,407 shares of Common Stock granted to Mr. Helford in fiscal 1997 in payment of a portion of his fiscal 1996 bonus under the CEO Bonus Plan. Does not include options to purchase 19,638 shares of Common Stock granted to Mr. Helford in fiscal 1996 in payment of a portion of his fiscal 1995 bonus under the CEO Bonus Plan. See the Summary Compensation Table, above.

(3) The exercise price may be paid by delivery of owned shares of Common Stock valued at fair market value on the date of exercise. The Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options, to reprice the options and to provide for the payment of any tax withholding obligations related to the exercise of the stock options to be made by offset of the underlying shares.
(4) Represents the difference between the exercise price of these options and the fair market value of the Common Stock on the date of grant.
(5) Represents the future value of the options (net of exercise price) assuming the market price of the Common Stock appreciates by 5% and 10%, respectively, during each year of the options' ten-year term. The 5% and 10% rates of appreciation are prescribed by regulations of the Securities and Exchange Commission and are not intended to forecast possible future appreciation of Viking Common Stock.
(6) Consists of options granted to Mr. Helford in fiscal 1997 in payment of a portion of his bonus for fiscal 1996 pursuant to the terms of the CEO Bonus Plan.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END VALUE

  The following table sets forth information with respect to the named executive officers with respect to the exercise of stock options during fiscal 1996 and unexercised stock options held by them as of the end of the fiscal year, after giving effect to Viking's May 1996 two-for-one stock split.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                             OPTIONS HELD AT            IN-THE-MONEY OPTIONS
                                                             JUNE 8, 1996(#)           AT JUNE 28, 1996($)(1)
                                                      ----------------------------- -----------------------------
                            SHARES
                         ACQUIRED ON       VALUE
                         EXERCISE (#) REALIZED (#)(1) EXERCISABLE  /  UNEXERCISABLE EXERCISABLE  /  UNEXERCISABLE
                         ------------ --------------- -----------     ------------- -----------     -------------
Irwin Helford(2)........    51,638       $ 909,459       32,000    /     133,407    $  617,984   /   $2,210,198
M. Bruce Nelson.........     8,000         165,252            0    /     282,000             0   /    3,926,310
Mark Muir...............   127,984       3,175,028      112,416    /     153,200     2,974,531   /    2,950,467
Mark R. Brown...........       --              --       224,400    /     129,200     6,437,260   /    2,369,792
Ronald W. Weissman......       480           9,900        4,000    /      66,960        71,000   /      726,990

--------
1) Based on the difference between the closing price on The Nasdaq National Market of Viking Common Stock on June 28, 1996 ($31.375) and the exercise price.
(2) Includes options to purchase 7,407 shares of Common Stock, at an exercise price of $1.25 per share, granted to Mr. Helford in fiscal 1997 in payment of a portion of his bonus for fiscal 1996 pursuant to the terms of the CEO Bonus Plan.

EMPLOYMENT AGREEMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Mr. Helford serves as Chairman and Chief Executive Officer pursuant to the terms of an employment agreement which continues in effect until June 30, 1998, and automatically renews for successive 12-month periods thereafter unless terminated by either party. Under the terms of the agreement, Mr. Helford receives an annual salary of $700,000 and a bonus in an amount determined by the Board of Directors (which has delegated this authority to the Compensation Committee). In addition to salary and bonus, Mr. Helford is entitled to receive an automobile allowance at the rate of $31,200 per year, and Viking is required to maintain insurance on Mr. Helford's life in the amount of $500,000, payable to beneficiaries designated by Mr. Helford.

  In April 1995, Viking entered into an agreement with M. Bruce Nelson, Viking's President and Chief Operating Officer, which provides for certain payments to Mr. Nelson in the event of a change in control of Viking. Under the agreement, if Mr. Nelson's employment is terminated following a change in control of Viking,

Mr. Nelson will receive an amount equal to three times the average of his annual salary and bonus for the three years immediately preceding the change in control (or such shorter period for which he has been employed by Viking) unless such termination is (i) because of Mr. Nelson's death or disability,
(ii) by Viking for "Cause" (as defined in the agreement) or (iii) by Mr. Nelson's resignation other than for "Good Reason" (as defined in the agreement). The amount otherwise payable to Mr. Nelson under the agreement will be reduced to the extent necessary to prevent the payments made to Mr. Nelson from exceeding the limits imposed by Section 280G of the Internal Revenue Code of 1986. In July 1996, Viking entered into a similar agreement with Frank R. Jarc, Viking's Chief Financial Officer, which agreement also provides that if Mr. Jarc is terminated by Viking without "Cause" (as defined in the Agreement) before June 15, 1997, Mr. Jarc will be entitled to receive his full monthly salary for 12 months following any such termination.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee (the "Committee") of the Board of Directors, which consists of Ms. Manley and Messrs. Ault, Austrian and Durkin, each of whom is a non-employee director, sets Viking's compensation policies applicable to executive officers, determines the compensation of the executive officers, subject to review by the Board of Directors, and administers Viking's stock option and stock incentive plans, other than the 1992 Directors' Stock Option Plan, which is administered by the Board. The Committee has prepared the following report for inclusion in this Proxy Statement.

 Compensation Policy for Executive Officers

  The policy of the Committee is to provide each executive officer current cash compensation that is reasonable and consistent with Viking's size, industry and performance, and long-term incentive compensation based on the increase in the value of Viking's Common Stock and the achievement of Viking's long term goals. In addition to salary, current cash compensation includes a bonus based in part on Viking's current annual performance and in part on the executive's individual performance. The Committee has relied heavily on the recommendations of Mr. Helford in setting the compensation of the other executive officers.

 Compensation of Irwin Helford

  Mr. Helford's salary is fixed by his employment contract, and he is entitled under the contract to a bonus determined by the Board of Directors in its discretion. The Board has delegated this responsibility to the Committee. In view of Viking's continued outstanding performance and Mr. Helford's contribution to such performance, the Committee approved a $100,000 increase in Mr. Helford's base salary under his employment agreement for fiscal 1996.

  In keeping with the Committee's objective of rewarding executive officers based on corporate performance, and in order to assure the deductibility to Viking of amounts paid to Mr. Helford, in July 1994, the Committee adopted the Chief Executive Officer Performance Based Plan (the "CEO Bonus Plan"), which was approved by shareholders in November 1994. The CEO Bonus Plan provides for the payment to Mr. Helford of a bonus for each fiscal year consisting of the sum of specified percentages of his salary if Viking meets or exceeds 90% of the target amounts contained in Viking's business plan for that fiscal year for one or more of the following: consolidated revenues, gross profit, pretax profit and net income. A separate percentage of salary applies to each such target, with a maximum annual bonus payable under the CEO Bonus Plan set at $1,300,000 for fiscal 1996, increasing to $1,400,000 for fiscal 1997 and $1,500,000 for fiscal 1998 and each subsequent fiscal year. Pursuant to the CEO Bonus Plan, Mr. Helford was paid a bonus of $700,000 for fiscal 1996, with one-fourth of such bonus ($175,000) paid to Mr. Helford by the issuance of stock options to purchase an aggregate of 7,407 shares of Viking Common Stock under the Amended and Restated 1991 Nonstatutory Stock Option Plan (the "1991 Plan"). Pursuant to the CEO Bonus Plan, all such options have an exercise price of $1.25 per share, subject to adjustment as provided in the 1991 Plan, and are deemed to have a value equal to the difference between such exercise price and the closing price of Viking Common Stock on July 15, 1996 ($24.875), the last trading day prior to the date of grant.

  In fiscal 1995, the Committee approved a split dollar life insurance arrangement with a trust for beneficiaries named by Mr. Helford. Premiums under this policy are paid annually by Viking. At the death of Mr. Helford or, if certain assumptions as to life expectancy, policy dividends and other factors are realized, at the surrender of the policies, Viking will recover the full amount of premiums it paid.

 Compensation of Other Executive Officers

  The salaries of the executive officers other than Mr. Helford reflect annual discretionary increases based primarily on individual performance factors. The Committee believes that the salaries of these executive officers are comparable to the salaries of executives with similar responsibilities based on a study prepared for the Committee in 1991 by a management compensation consultant. Several of the executive officers were promoted to their current positions from subordinate positions they held with Viking and received salary increases consistent with their increased responsibility.

  In awarding bonuses to the executive officers (other than Mr. Helford) for the fiscal year ended June 28, 1996, the Committee considered Viking's overall performance, as reflected in its revenues and net income, each executive's success in meeting individual performance targets applicable to his or her area of responsibility and the personal performance of the executive, including commitment, leadership and effort. These targets were set near the beginning of the year by Mr. Helford in consultation with the executive and generally relate to reducing the cost or increasing the productivity or efficiency of the activity managed by the executive. The amount of bonus that each executive received was discretionary with the Committee, with 40% of the potential bonus contingent on attaining specific objective goals related to Viking's overall performance, 40% contingent on attaining specified goals related to the executive's individual performance in his or her area of responsibility and 20% contingent on the executive's personal performance.

  Amounts of compensation deemed to have been realized by executive officers as a result of the exercise of stock options that were granted to them in prior years were not taken into account in determining their bonuses for the current year.

  In keeping with the Committee's objective of rewarding executive officers based on corporate performance, and in order to assure the deductibility to Viking of amounts paid to Mr. Nelson, Viking's President and Chief Operating Officer, for fiscal 1997 and subsequent fiscal years, the Committee has adopted, subject to shareholder approval, a formula bonus for Mr. Nelson based on Viking's consolidated revenues, gross profit, pretax profit and net income. See "Approval of President's Performance Based Plan" for further information regarding this bonus plan.

 Equity-Based Incentive Plans

  The Committee believes that basing a significant portion of the compensation of executive officers and other key employees on increases in the value of Viking Common Stock harmonizes the interests of the executives and the shareholders and is in the best interests of the shareholders. Viking's option plans are designed to accomplish this purpose. The Incentive Plan, which provides incentive to attain long term financial performance goals, is not solely dependent on increases in the value of the Common Stock.

  Executive officers (including Mr. Helford) and other key employees have been awarded stock options under the Amended and Restated Incentive Stock Option Plan (the "ISO Plan"). For each key employee, including executive officers, the Committee determines, on an annual basis, the number of options shares to be granted under the ISO Plan to the employee based upon his or her level of responsibility, a review of Viking's overall performance and prior grants. Newly hired management personnel, including executive officers, are eligible to receive stock options under the ISO Plan after satisfactory completion of an introductory period, and annually thereafter. Internally promoted management personnel are eligible to receive additional options at the time of their promotion in order to reflect their new positions and increased responsibilities and are eligible to receive additional grants annually thereafter.

  Viking's stock option grant program was reviewed by a management compensation consultant and by senior managers at Viking in December 1993, and was found to be appropriate at that time. In June 1996, senior Viking management again thoroughly analyzed and updated the number of options awarded for each management level in order to assure that the number of option shares was appropriate for the responsibility of the optionee and sufficient to provide incentive to each optionee. Options generally become exercisable over a five year period. To fully exercise an option, the optionee generally must remain in the employ of Viking throughout the period.

  Options have been granted under the 1991 Plan, which permits the grant of stock options with exercise prices at less than the fair market value of the Common Stock on the date of grant, only in limited instances when it has been found to be appropriate to provide special incentives over and above the incentives provided by the grant of a stock option at fair market value. In addition to options granted to Mr. Helford pursuant to the terms of the CEO Bonus Plan, during fiscal 1996, Viking granted options under the 1991 Plan to purchase an aggregate of 96,880 shares of Common Stock to selected key employees, including an option to Mr. Nelson to purchase 20,000 shares of Common Stock at an exercise price of $1.00 per share, an option to each of five other executive officers to purchase 3,600 shares of Common Stock at an exercise price of $0.25 per share and an option to one other executive officer to purchase 1,440 shares of Common Stock at an exercise price of $0.25 per share.

  Six of the current executive officers have been awarded 100,000 shares of Common Stock, subject to vesting, under the Incentive Plan. Each participant is considered to be an employee whose responsibilities and decisions directly affect the management, growth, performance or profitability of Viking. The Committee awarded the shares to provide for the participants' retirement if they remain in the employ of Viking until June 30, 2007, or until retirement at age 65, death or disability, if sooner.

 Internal Revenue Code Amendments

  The Committee will continue to consider the anticipated tax treatment to Viking regarding the compensation and benefits paid to the Chief Executive Officer and the four other most highly compensated executive officers of Viking in light of the 1993 addition to Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). The Committee will from time to time consider amendments to Viking's compensation, including further amendments to its equity-based incentive plans, necessary to preserve the deductibility of all compensation paid by Viking which is subject to Section 162(m). While Viking does not expect to pay its executive officers compensation in fiscal 1997 in excess of the Section 162(m) deductibility limit, the Board of Directors and the Committee retain discretion to authorize the payment of compensation that does not qualify for income tax deductibility under Section 162(m).

     Lee A. Ault III                              Neil R. Austrian

     Charles P. Durkin, Jr.                       Joan D. Manley

PERFORMANCE GRAPH

  The following graph compares the cumulative shareholder return on Viking Common Stock from June 28, 1991 through June 28, 1996, based on the market price of the Common Stock, with the cumulative total return of the Nasdaq Market Value Index (Broad Market) and the Media General Other Importers, Wholesalers and Retailers Index (Peer Group). The graph assumes that the value of the investment in Viking Common Stock and each index was $100 on June 28, 1991 and that all dividends, if any, were reinvested. The comparisons in this table are not intended to forecast or be indicative of possible future price performance.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
           AMONG VIKING OFFICE PRODUCTS, PEER GROUP AND BROAD MARKET

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           Viking Office                   Broad
(Fiscal Year Covered)          Products       Peer Group     Market
-------------------          -------------    ----------     ------
Measurement Pt- 6/28/91        $100           $100           $100
FYE  6/28/92                   $176.19        $128.93        $107.75
FYE  6/28/93                   $316.67        $151.99        $132.27
FYE  6/28/94                   $455.95        $157.10        $145.04
FYE  6/28/95                   $697.62        $176.29        $170.11
FYE  6/28/96                 $1,195.24        $252.78        $214.14

                             CERTAIN TRANSACTIONS

  Viking has assisted certain of its executive officers in acquiring residences by paying a portion of the purchase price of such residences. Viking receives an undivided interest in the property in proportion to the amount of purchase price paid by Viking, and all debt service and other costs relating to the property are paid by the executive officer. Upon any sale of the property, the net sales proceeds will be divided according to the parties' respective ownership interests, provided that Viking is to receive at least as much as it paid for its portion of the property. Pursuant to such arrangements, Viking paid $1,300,000 of the $2,300,000 purchase price of the residence purchased by Mr. Nelson, $500,000 of the $2,100,000 purchase price of a residence purchased by Mr. Muir, $500,000 of the $1,000,000 purchase price of a residence purchased by Mr. Brown, $500,000 of the $2,000,000 purchase price of a residence purchased by Mr. Weissman, $500,000 of the $1,960,000 purchase price of a residence purchased by Ms. Billig, Viking's Vice President, Finance, and $350,000 of the $1,125,000 purchase price of a residence purchased by Stephen R. Kroll, Viking's Vice President, Administration.

                            APPROVAL OF PRESIDENT'S
                         PERFORMANCE BASED BONUS PLAN

  The Committee believes that an annual bonus for Mr. Nelson, Viking's President and Chief Operating Officer is an important part of his overall compensation. The Board of Directors recommends that shareholders approve the Viking Office Products, Inc., President's Performance Based Bonus Plan (the "President's Bonus Plan") in order to assure the deductibility for federal income tax purposes of bonuses paid to Mr. Nelson in light of the limitations imposed by Section 162(m).

  In general, Section 162(m) denies a publicly held corporation a deduction for federal income tax purposes for otherwise deductible compensation in excess of $1.0 million per year that is paid to its chief executive officer or any of the four other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. The President's Bonus Plan is intended to qualify under one of these exceptions, which excludes from the $1.0 million limit any compensation that is contingent on the attainment of one or more objective, pre-established performance goals if a person with knowledge of the relevant facts would be able to calculate the maximum amount payable to the executive under the plan. In addition, prior to any payments, the plan must be approved by the corporation's shareholders, and the corporation's compensation committee must certify that the performance goals have been met.

  The proposed President's Bonus Plan covers only Mr. Nelson. Mr. Helford's bonus is determined pursuant to the CEO Bonus Plan. The compensation payable for fiscal 1997 to the other four executives named in the Summary Compensation Table is not expected to exceed the limitations set forth in Section 162(m).

  The President's Bonus Plan provides for the payment to Mr. Nelson of an annual bonus consisting of the sum of the specified percentages of his salary if Viking meets or exceeds 90% of the target amounts contained in Viking's fiscal 1997 business plan for one or more of the following: consolidated revenues; gross profit; pretax profit; and net income. A separate percentage of salary applies to each such target. The maximum annual bonus payable to Mr. Nelson under the President's Bonus Plan for each fiscal year is established annually by the Committee, up to a limit of $800,000, with the maximum bonus for fiscal 1997 set at $400,000. The Committee may increase or decrease the maximum bonus payable under the President's Bonus Plan for a fiscal year (up to the limit) at any time before or within 30 days after the start of the fiscal year. If less than 90% of each of these targets is met, no bonus will be payable to Mr. Nelson under the President's Bonus Plan for fiscal 1997.

  If shareholders approve the President's Bonus Plan, the President's Bonus Plan will be used to determine the amount of Mr. Nelson's bonus for fiscal 1997. Mr. Nelson's bonus for each subsequent fiscal year also will be determined pursuant to the President's Bonus Plan (based on Viking's meeting the comparable target amounts contained in the business plan for such year) unless and until the Committee determines otherwise. Payments under the President's Bonus Plan will be made as soon as practicable after the Committee certifies that the performance goals have been met. Participation in the President's Bonus Plan is not exclusive and will not prevent Mr. Nelson from participating in other compensation plans of Viking. If the President's Bonus Plan is not approved by shareholders at the Annual Meeting, no payments will be made under the President's Bonus Plan.

  The following table sets forth the bonus that would have been payable under the President's Plan to Mr. Nelson for fiscal 1996 assuming the President's Bonus Plan had been in effect for such year.

                               NEW PLAN BENEFITS
                   PRESIDENT'S PERFORMANCE BASED BONUS PLAN

      NAME AND POSITION                                        FISCAL 1996 BONUS
      -----------------                                        -----------------
      M. Bruce Nelson, President
       and Chief Operating Officer............................     $315,000

                     RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors has selected the accounting firm of Deloitte & Touche LLP to serve as independent auditors for the current fiscal year, subject to ratification by the shareholders. Deloitte & Touche LLP has served as Viking's independent auditors since 1986.

  The Board of Directors recommends a vote "FOR" ratification of this selection. Shareholder ratification of the selection of auditors is not required under the laws of the State of California, but the Board has determined to ascertain the position of the shareholders on the selection. The Board of Directors will reconsider the selection if it is not ratified by the shareholders.

  It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, and such representatives will be given the opportunity to make a statement, if they so desire, and to answer appropriate questions.

                                 MISCELLANEOUS

SHAREHOLDER PROPOSALS

  Shareholder proposals intended to be presented at the 1997 Annual Meeting of Shareholders must be received by Viking by June 5, 1997 to be considered by Viking for inclusion in Viking's proxy statement and form of proxy relating to that meeting. Such proposals should be directed to the attention of the Secretary, Viking Office Products, Inc., 879 West 190th Street, 10th Floor, Gardena, California 90248.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires Viking's officers and directors, and persons who own more than ten percent of a registered class of Viking's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish Viking with copies of all Section 16(a) forms they file.

  Based solely on a review of the copies of such forms furnished to Viking, or written representations that no Forms 5 were required, Viking believes that during the period from June 30, 1995 to June 28, 1996 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that a grant of a stock option was reported late by Messrs. Austrian and Ostern and Ms. Manley, the grant of four stock options was reported late by Mr. Nelson and the exercise of a stock option was reported late by Mr. Muir.

OTHER MATTERS

  Neither Viking nor any of the persons named as proxies knows of any matters to be voted on at the Annual Meeting other than as described in this Proxy Statement. However, if any other matters are properly presented at the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters, subject to direction by the Board of Directors.

  The 1996 Annual Report to Shareholders accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.

  WHILE YOU HAVE THE MATTER IN MIND, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

                          VIKING OFFICE PRODUCTS, INC.
      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                  SHAREHOLDERS TO BE HELD ON NOVEMBER 14, 1996

  The undersigned, revoking any previous proxies for such stock, hereby appoints Irwin Helford and Stephen R. Kroll, and each of them, proxies of the undersigned with full power of substitution to each, to vote all shares of common stock of VIKING OFFICE PRODUCTS, INC., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Viking Office Products, Inc., to be held on November 14, 1996, and all postponements or adjournments thereof, with all the power the undersigned would possess if personally present, with authority to vote (i) as specified by the undersigned below and (ii) in the discretion of any proxy upon such other business as may properly come before the meeting.

Vote this proxy as follows:

  1. Election of Directors:

        FOR ALL NOMINEES LISTED BELOW [_]             WITHHOLD VOTE [_]
     (except as marked to the contrary below)         (for all nominees)

  Irwin Helford, M. Bruce Nelson, Lee A. Ault III, Neil R. Austrian, Charles P. Durkin, Jr. and Joan D. Manley

INSTRUCTION: TO WITHHOLD VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THROUGH THE NOMINEE'S NAME IN THE ABOVE LIST.

  2. Proposal to approve the President's Performance Based Bonus Plan:

                      FOR [_]   AGAINST [_]   ABSTAIN [_]

  3. Proposal to ratify the selection of Deloitte & Touche LLP as independent auditors:

                      FOR [_]   AGAINST [_]   ABSTAIN [_]

                CONTINUED ON REVERSE--PLEASE COMPLETE OTHER SIDE

--------------------------------------------------------------------------------

(Continued from other side)

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS, FOR THE PRESIDENT'S PERFORMANCE BASED BONUS PLAN, FOR THE RATIFICATION OF AUDITORS AND OTHERWISE IN THE DISCRETION OF ANY OF THE PERSONS ACTING AS PROXIES.

IMPORTANT: Please date this proxy and sign exactly as your name or names appear hereon. If stock is held jointly, each should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title(s). If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

                                            -----------------------------------

                                            -----------------------------------
                                                (SIGNATURE OF SHAREHOLDER)

                                            Dated _____________________  , 1996

                                            IMPORTANT: PLEASE SIGN PROXY
                                            EXACTLY AS YOUR NAME OR NAMES
                                            APPEAR HEREON.